MPTG

455 Wards Corner Road Loveland, Ohio 45140

513-831-6647phone 513-831-5633fax

CONSULTING AGREEMENT

THIS AGREEMENT is entered into as of January 3, 2001 by and between Masterpiece Technology Group, Inc., a corporation organized and existing under the laws of the State of Utah having its principal place of business at 455 Wards Corner Road, Loveland, OH 45140, ("Company") and Dr. William Coyne, an individual with a principal address at 617 Sheridan Avenue, Port Townsend, WA 98368 ("Consultant").

WITNESSETH:

In consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. THE SERVICES

The Consultant agrees to provide medical advice, advice on funding and direction for the following:

Completion of services cited in Exhibit A, Phase One

Masterpiece Electronic Medical Records

Development of templates for medical conditions

WirelessMD conversion of the EMR system

Other related medical consultation as the company may need from time to time

2. PROPRIETARY INFORMATION

a. For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of Company or any entity in which Company has a controlling interest and shall include (but shall not be limited to) information encompassed in all drawings, designs, programs, plans, formulas, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of Company.

b. Consultant agrees to regard and preserve as confidential, all proprietary information, whether Consultant has such information in memory or in writing or other physical form. Consultant shall not, without written authority from Company to do so, directly or indirectly, use for the benefit or purposes, nor disclose to others, either during the term of its engagement hereunder or thereafter, except as required by the conditions of Consultant's engagement hereunder, any proprietary information.

c. Consultant shall not disclose any reports, recommendations, conclusions or other results of the Services or the existence or the subject matter of this contract without the prior written consent of Company. In Consultant's performance hereunder, Consultant shall comply with all legal obligations it may now or hereafter have respecting the information or other property of any other person, firm or corporation.

d. The Consultant expressly agrees that the covenants set forth in this Paragraph are being given to Company in connection with the engagement of the Consultant by Company and that such covenants are intended to protect Company against the competition by the Consultant, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Consultant are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

e. The foregoing obligations of this Paragraph shall not apply to any part of the information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of the Consultant, hereafter disclosed in publicly available sources of information, (iii) has been or is hereafter lawfully disclosed to Consultant by any third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

3. INJUNCTIVE RELIEF.

Consultant acknowledges that the injury to Company resulting from any violation by it of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

4. FEES AND REIMBURSEMENT OF CERTAIN EXPENSES

a. Company shall pay Consultant a consulting fee in the form of unrestricted stock. The Company will therefore issue Consultant, upon the approval of the MPTG board of directors, One Hundred and Fifty Thousand (150,000) shares of unrestricted stock for the signing of this Agreement.

b. Company shall pay to Consultant, upon completion of the work described in Exhibit A, Phase One, an additional 150,000 shares of the Company's unrestricted stock. Company shall not intentionally delay Exhibit A, Phase One completion. Company will pursue completion of Phase One items outlined in exhibit A prior to completion of other projects. If Company terminates this agreement prior to completion of Phase One, or chooses to pursue other areas of development prior to completion of Phase One, Consultant shall nonetheless be entitled to the compensation provided for in this Paragraph at the time of such termination of modification of software development plan.

c. The Consultant shall provide to the Company on the first day of every month an outline report as to the Services that will be performed that month. Within ten (10) days from the end of each and every month, Consultant will provide to Company a statement as to the work that was performed for the prior month and a fully current copy of all source code and object code for the software.

d. If in reviewing the statements made by the Consultant to the Company that are required within ten (10) days after the close of a business month, Company determines that Consultant is not making sufficient progress in order to complete work for which Consultant was hired within a reasonable time, the Company will give written notice to Consultant. Consultant shall have fifteen (15) days to complete the work required and provide further reports to the Company.

e. It is the intention of the Consultant to use the stock of the company to pay for consulting costs. If, the gross proceeds from the sale of the stock received pursuant to Section 4.a. are less than $20,000 the Company will issue additional shares of unrestricted stock equaling the difference. Additionally, if the fair market value of stock (defined as the average closing bid price on the five trading days prior to transfer) due pursuant to Section 4.b above is less than $20,000 on the day it is transferable to consultant the Company will issue a sufficient number of additional shares of unrestricted stock so that the total value of stock transferred pursuant to section 4.b shall equal at least $20,000.

5. BENEFITS

The Consultant, as an independent contractor, shall not be entitled to any other benefits.

6. DUTY TO REPORT INCOME

The Consultant acknowledges and agrees that it is an independent contractor and not an employee of the Company and that it is Consultant's sole obligation to report as income all compensation received from Company pursuant to this Agreement. The Consultant further agrees that the Company shall not be obligated to pay withholding taxes, social security, unemployment taxes, disability insurance premiums, or similar items, in connection with any payments made to the Consultant pursuant to the terms of this Agreement.

7. TERM

This Agreement shall be effective beginning as of January 3, 2001, and shall continue until date of delivery of completed product and Services; provided, however, that either Company or Consultant may terminate this Agreement in whole or in part at any time upon thirty (30) days' written notice to the other party. In the event of termination or upon expiration of this Agreement, Consultant shall return to Company any and all equipment, documents or materials, and all copies made thereof, which Consultant received from Company for the purposes of this Agreement.

8. INDEMNIFICATION

The Consultant shall indemnify and save Company harmless from and against all claims arising in favor of any person, firm or corporation on account of personal injury or property damage in any way resulting from the improper or illegal acts of Consultant, its employees or agents. The foregoing indemnity shall include all costs incurred by Company, including reasonable attorneys' fees.

9. NOTICES

All notices and billings shall be in writing and sent via first class mail to the respective addresses of the parties set forth at the beginning of this Agreement or to such other address as any party may designate by notice delivered hereunder to the other party.

10. RIGHTS IN OTHER SOFTWARE AND ESCROW

Company grants to Consultant, Digital Medical Consulting, Inc. and Townsend Medical Management, a permanent, irrevocable, non-exclusive, world-wide license to use, modify, reproduce, distribute, display, sublicense and transmit any and all medical software (including, but not limited to, Masterpiece EMR (formally known as CaduSys EMR), software used to provide care and communication to patients, other health care providers, insurance companies, and other entities in the health care field), jointly developed by Consultant and Company, in the past and in the future, and any and all derivative works, in both source and object codes, in any and all media and forms and with all current or future technologies. Until September 11, 2003, as a pre-condition to sublicensing the above-described software, future products and derivative works, the sublicensing party (whether Consultant, Digital Medical Consulting, Inc. or Townsend Medical Management) is required to first offer the Company right of first refusal to license the products directly to the end-user. Company shall have 15 days in which to enter into a license agreement with the customer, or shall be deemed to have refused. Consultant shall receive a 12.5% royalty on income earned by Company as a result of initial referral by or contact with Consultant, Townsend Medical Management, Inc or Digital Med Consulting, Inc. Until September 11, 2003, the Company shall receive a 12.5% royalty on income earned by Consultant, Digital Med Consulting, Inc. or Townsend Medical Management, Inc. from the license or sale of jointly developed software.

11. DISCLAIMER OF WARRANTIES

THE GOODS AND SERVICES FURNISHED UNDER THIS AGREEMENT ARE PROVIDED AS IS, WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS; INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12. LIMITATION ON CONSULTANT'S LIABILITY TO COMPANY

(a) In no event shall Consultant be liable to Company for lost profits of Company, or special, incidental or consequential damages (even if Consultant has been advised of the possibility of such damages).

(b) Consultant's total liability under this Agreement for damages, costs and expenses, regardless of cause, shall not exceed the total amount of fees paid to Consultant by Company under this Agreement.

(c) Company shall indemnify Consultant against all claims, liabilities and costs, including reasonable attorney fees, of defending any third party claim or suit, other than for infringement of intellectual property rights, arising out of or in connection with Company's performance under this Agreement. Consultant shall promptly notify Company in writing of such claim or suit and Company shall have the right to fully control the defense and any settlement of the claim or suit.

13. GENERAL

a. The terms and conditions of Paragraphs 2 and 3 hereof shall survive the termination of this Agreement or completion of the Services as the case may be. b. Neither the Company nor Consultant shall assign this Agreement or delegate its duties hereunder and shall not subcontract any of the Services to be performed hereunder without the prior written consent of the other party hereto.

c. Consultant shall perform the Services as an independent contractor and shall not be considered an employee of Company or Partner, joint venturer or otherwise related to Company for any purpose.

d. This Agreement shall be governed by the laws of the State of Ohio.

e. This Agreement constitutes the entire understanding between Consultant and Company respecting the Services described herein. The terms and conditions of any purchase order shall have no effect upon this Agreement and shall be used for accounting purposes only.

f. The failure of either party to exercise its rights under this Agreement shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

g. Any delay or nonperformance of any provision of this Agreement caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement, provided that the delayed party has taken reasonable measures to notify the other of the delay in writing. The delayed party's time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control. "Conditions beyond a party's reasonable control" include, but are not limited to, natural disasters, acts of government after the date of the Agreement, power failure, fire, flood, acts of God, labor disputes, riots, acts of war and epidemics. Failure of subcontractors and inability to obtain materials shall not be considered a condition beyond a party's reasonable control.

h. Non-Solicitation of Consultant's Employees: Company agrees not to knowingly hire or solicit Consultant's employees during performance of this Agreement and for a period of two years after termination of this Agreement without Consultant's written consent.

i. Mediation and Arbitration: If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Clermont County, Ohio. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration in Clermont County, Ohio under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

j. Attorney Fees: If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses.

k. Complete Agreement: This Agreement together with all exhibits, appendices or other attachments, which are incorporated herein by reference, is the sole and entire Agreement between the parties. This Agreement supersedes all prior understandings, agreements and documentation relating to such subject matter. In the event of a conflict between the provisions of the main body of the Agreement and any attached exhibits, appendices or other materials, the Agreement shall take precedence. Modifications and amendments to this Agreement, including any exhibit or appendix hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MASTERPIECE TECHNOLOGY GROUP, INC.

Newell Crane

President & CEO

Signature: _______________________________

CONSULTANT

Dr. William Coyne

Signature: _______________________________

Exhibit A

Phase One

Clinical Services

1. EMR development:

a) Work with software development team to verify the system meets clinical goals and standards.

b) Provide consultation with development team on user interface, physician needs and workflow.

c) Provide testing environment for software in clinical setting.

d) Provide nursing, physician, reception, billing, and physician assistant feedback on user interface and bugs. Each staff member will prepare weekly written reports to programming team.

e) Oversee physician assistant involvement in development process.

f) Physician and PA designed clinical templates. Minimum of 50 templates due within six months.

g) Design templates for social, family, and past medical history.

h) Test HL7 interface to Millbrook practice management.

i) Provide demonstration environment to prospective clients and/or investors.

j) Test Web-based access.

k) On-line presentation of system to prospective clients and/or investors.

Phase One

Programming Services

a) Database Enhancement

i) SQL 7.0 Conversion

ii) Security

(1) All access through stored procedures no direct access to the tables.

(2) Use 7.0 security roles for access

(3) Provider level security using stored procedures

(4) Email from database not client

iii) Storage optimization

(1) Change fixed length fields to variable where appropriate

(2) Compress note and image information (estimate greater than 60% reduction)

iv) Performance

(1) Optimize index and primary key structures

(2) Optimize fetch routines

b) Client code cleanup

i) Use stored procedures for data access

ii) Create data access objects to abstract from the user interface and database layer

iii) Break up main patient screen using objects for maintainability

c) Bug Fixes (See Appendix A)

d) Update HL7 interface to latest Millbrook spec

e) Update Setup Program

i) Improve setup for first time users

ii) Test and handle failure situations

f) Evaluate time and resource requirements for Phase II

g) Test in Web environment using thin-client technology

h) Test above in real world environment at Jefferson Medical Associates